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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

Stockholders and Board of Directors
Sagent Technology, Inc.:

We consent to the incorporation by reference in registration statements (Nos. 333-88549, 333-36870, and 333-60380) on Form S-8 and registration statement (No. 333-40628) on Form S-3 of Sagent Technology, Inc. of our report dated February 1, 2002, relating to the consolidated balance sheet of Sagent Technology, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the two- year period ended December 31, 2001, and related consolidated financial statement schedule, appearing elsewhere in this Form 10-K.

KPMG LLP

Mountain View, California
March 29, 2002